Exhibit 4.1

FORM OF AMENDMENT NO. 1

TO CONVERTIBLE PROMISSORY NOTE

This Amendment No. 1 (this “Amendment”) to that certain Convertible Promissory Note, issued November 25, 2025 (the “Note”), by Maris-Tech Ltd., an Israeli company (the “Company”), to [Xylo Technologies Ltd.] [L.I.A. Pure Capital Ltd.] (the “Holder”), is entered into as of January 26, 2026.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Note.

RECITALS

WHEREAS, the Company issued the Note pursuant to that certain Note Purchase Agreement, dated as of November 25, 2025 (as amended, the “Purchase Agreement”);

WHEREAS, Section 4.4(a) of the Note currently provides for a beneficial ownership limitation of 9.99%;

WHEREAS, the Company and the Holder desire to amend the Note to (i) reduce such beneficial ownership limitation to 4.99%, and (ii) provide for the issuance of pre-funded warrants in lieu of Ordinary Shares to the extent required to comply with such limitation, including in connection with any mandatory conversion;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Section 1.

Section 1 of the Note is hereby amended to add the following:

“Pre-Funded Warrant” means a warrant to purchase one Ordinary Share, substantially in the form attached hereto as Exhibit B, exercisable at any time, with a nominal exercise price, the payment of which is not intended to constitute additional consideration beyond the conversion of the Convertible Note.

2. Amendment to Section 4.1(c).

Section 4.1(c) of the Note is hereby deleted in its entirety and replaced with the following:

“(c) Mandatory Conversion. Notwithstanding anything to the contrary in this Note, on the date that is twenty-four (24) months following the Issuance Date, any then-outstanding Principal shall automatically convert, without any action required by the Holder, into Ordinary Shares in accordance with the conversion formula and Conversion Price set forth in Section 4.2 hereof; provided, however, that such mandatory conversion shall be subject to the limitation set forth in Section 4.4(a).

To the extent that the issuance of Ordinary Shares upon such mandatory conversion would, after giving effect thereto, result in the Holder beneficially owning in excess of the Beneficial Ownership Limitation, the Company shall (i) issue to the Holder the maximum number of Ordinary Shares permitted to be issued without exceeding the Beneficial Ownership Limitation, and (ii) in lieu of issuing Ordinary Shares in excess of the Beneficial Ownership Limitation, issue to the Holder Pre-Funded Warrants exercisable for an equal number of Ordinary Shares.

3. Amendment to Section 4.4(a).

Section 4.4(a) of the Note is hereby deleted in its entirety and replaced with the following:

“(a) Beneficial Ownership. The Holder shall not have the right to convert any portion of this Note to the extent that, after giving effect to such conversion, the Holder, together with any Affiliate thereof and any other Persons acting as a group together with the Holder, would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”).

The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 4.4(a) will limit any particular conversion hereunder and, to the extent that the Holder determines that the Beneficial Ownership Limitation applies, the determination of which portion of the Principal amount of this Note is convertible shall be the responsibility and obligation of the Holder.

If the Holder has delivered a Notice of Conversion for a Principal amount of this Note that would, after giving effect to such conversion, result in beneficial ownership in excess of the Beneficial Ownership Limitation, the Company shall notify the Holder of such fact and shall issue such Holder (i) Ordinary Shares for the maximum Principal amount permitted to be issued pursuant to this Section 4.4(a) and (ii) in lieu of such Ordinary Shares, Pre-Funded Warrants exercisable for an equal number of Ordinary Shares in excess of the Beneficial Ownership Limitation with respect to any portion of the Principal amount tendered for conversion in excess of the Beneficial Ownership Limitation.”

4. Effect of Amendment.

Except as expressly amended hereby, the Note remains unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

5. GOVERNING LAW.

This Amendment and the rights and obligations of the parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

6. Counterparts; Electronic Signatures.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Amendment by the Company, and acknowledgement and agreement by the Holder, by electronic signature shall be valid and binding.

[REMAINDER PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF ,the Company has caused this Amendment to be executed as of the date first written above, and the Holder has acknowledged and agreed to this Amendment as of such date.

COMPANY:

MARIS TECH LTD.

By:
Name:	Nir Bussy
Title:	Chief Financial Officer

By:
Name:	Israel Bar
Title:	Chief Executive Officer

Acknowledged and Agreed By:

HOLDER:

By:
Name:
Title:

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